UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 30, 2014

Date of Report (Date of earliest event reported)

Sophiris Bio Inc.
(Exact name of registrant as specified in its charter)

British Columbia	001-36054	98-1008712
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1258 Prospect Street La Jolla, CA		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 777-1760

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2014, Sophiris Bio Inc. (the “Company”), the Company’s wholly owned subsidiary, Sophiris Bio Corp. and its wholly-owned subsidiary, Sophiris Bio Holding Corp. (together, the “Subsidiaries”), and Oxford Finance LLC (“Oxford”) entered into a Loan and Security Agreement (the “Loan and Security Agreement”) pursuant to which Oxford has loaned a principal amount of $6.0 million to the Company to refinance the Company’s existing term loan with Oxford and to provide additional working capital. The principal amount was used by us to repay approximately $2.9 million of outstanding principal on the Company’s existing term loan, to pay accrued interest on such existing term loan, to pay other fees and expenses, including approximately $0.7 million in an accrued final payment due under the existing term loan, and the rest will be used for general corporate purposes. Under the Company’s existing term loan with Oxford the Company would have been required to use its cash to pay principal, interest and additional fees of approximately $3.6 million to Oxford between July 1, 2014 and November 1, 2014, the termination date of its existing term loan.

The principal borrowed under the Loan and Security Agreement bears fixed interest of 9.504% per annum (the “Loan Interest Rate”), which interest shall be payable monthly in arrears. Upon the earliest to occur of (i) the maturity date, (ii) the date the Company prepays all outstanding amounts under the Loan and Security Agreement, or (iii) the date that all amounts under the Loan and Security Agreement become due and payable, the Company shall pay Oxford an additional fee of 5% of the original principal amount (the “End of Term Charge”). The repayment terms are interest only payments through July 1, 2015 followed by 36 months of equal principal and interest payments. At its option, the Company may prepay all amounts owed under the Loan and Security Agreement (including all accrued and unpaid interest and the End of Term Charge), subject to a prepayment charge (the “Prepayment Charge”) that is determined based on the date the loan is prepaid.

In connection with the Loan and Security Agreement, the Company and the Subsidiaries granted to Oxford a security interest in all of the Company’s and the Subsidiaries’ personal property now owned or hereafter acquired, excluding intellectual property and certain other assets. The Loan and Security Agreement also provides for standard indemnification of Oxford and contains representations, warranties and certain covenants of the Company and the Subsidiaries. Upon the occurrence of an event of default by the Company under the Loan and Security Agreement, Oxford will have customary acceleration, collection and foreclosure remedies.

Pursuant to the Loan and Security Agreement, on June 30, 2014, the Company issued to Oxford warrants (the “Warrants”) to purchase an aggregate of up to 82,192 of the Company’s common shares at an exercise price of $2.19 per share. The Warrants will expire seven years from the date of the grant.

The foregoing summary is qualified in its entirety by reference to the Loan and Security Agreement and the form of Warrant, both of which the Company intends to file as exhibits to its Quarterly Report on Form 10-Q for the three-month period ended June 30, 2014, with the U.S. Securities and Exchange Commission.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Company issued the Warrants in reliance on the exemption from registration provided for under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on the exemption from registration provided for under Section 4(2) of the Securities Act based in part on the representations made by Oxford, including the representations with respect to Oxford’s status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and Oxford’s investment intent with respect to the Warrant and the underlying common shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sophiris Bio Inc.

Dated: July 7, 2014
	By:	/s/ Peter Slover
Peter Slover
Chief Financial Officer